                               ASSET PURCHASE AGREEMENT

                                       between

                                 HAYES MEDICAL, INC.,

                         a California corporation, as "Buyer"

                                         and

                            U. S. MEDICAL PRODUCTS, INC.,

                           a Texas corporation, as "Seller"













                               Dated as of May 20, 1997

                                  TABLE OF CONTENTS

                                                                          Page

ARTICLE I  -  PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . .1
    I.1 ASSET ACQUISITION. . . . . . . . . . . . . . . . . . . . . . . . . .1
    I.2 RETAINED RIGHTS IN SELLER ASSETS . . . . . . . . . . . . . . . . . .2


ARTICLE II  -  ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . .2
    II.1 LIABILITIES ASSUMED . . . . . . . . . . . . . . . . . . . . . . . .2
    II.2 RETAINED LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . .3
    II.3 CERTAIN TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . .3


ARTICLE III  -  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . .3
    III.1 CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . . .3
    III.2 CLOSING STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . .4


ARTICLE IV  -  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .5
    IV.1 REPRESENTATIONS OF BUYER. . . . . . . . . . . . . . . . . . . . . .5
    IV.2 REPRESENTATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . .5


ARTICLE V  -  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 13
    V.1 FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . 13
    V.2 ACCESS TO BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . 13
    V.3 PRESERVATION OF RECORDS. . . . . . . . . . . . . . . . . . . . . . 13
    V.4 INFORMATION REGARDING INTELLECTUAL PROPERTY. . . . . . . . . . . . 13
    V.5 ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    V.6 ACCESS TO PROPERTIES AND RECORDS . . . . . . . . . . . . . . . . . 14
    V.7 GENERAL CONDUCT OF THE BUSINESS PRIOR TO CLOSING DATE. . . . . . . 14
    V.8 MUTUAL COVENANT. . . . . . . . . . . . . . . . . . . . . . . . . . 15
    V.9 FULFILLMENT OF CONDITIONS TO CLOSING . . . . . . . . . . . . . . . 16
    V.10 OBTAINING CONSENTS TO ASSIGNMENTS . . . . . . . . . . . . . . . . 16
    V.11 INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16


ARTICLE VI  -  EMPLOYEE AND OTHER MATTERS. . . . . . . . . . . . . . . . . 16
    VI.1 BUYER TO OFFER EMPLOYMENT . . . . . . . . . . . . . . . . . . . . 16
    VI.2 PAYROLL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    VI.3 ACCRUED VACATION. . . . . . . . . . . . . . . . . . . . . . . . . 17

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ARTICLE VII  -  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 17
    VII.1 TIME OF CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . 17
    VII.2 DELIVERIES BY SELLER . . . . . . . . . . . . . . . . . . . . . . 17
    VII.3 DELIVERIES BY BUYER. . . . . . . . . . . . . . . . . . . . . . . 18


ARTICLE VIII  -  CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . 18
    VIII.1 CONDITIONS TO OBLIGATIONS OF BUYER. . . . . . . . . . . . . . . 18
    VIII.2 CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . . 20


ARTICLE IX  -  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 21
    IX.1 EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    IX.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 21
    IX.3 NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    IX.4 KNOWLEDGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    IX.5 REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    IX.6 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    IX.7 INDEMNIFICATION.. . . . . . . . . . . . . . . . . . . . . . . . . 23
    IX.8 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    IX.9 ALLOCATION OF ESTIMATED PURCHASE PRICE. . . . . . . . . . . . . . 25
    IX.10 PRORATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

EXHIBITS AND SCHEDULES

Exhibit III.1(b)-1 --   Note
Exhibit IV.2(f) --      Financial Statements
Exhibit VII.2(e) --     Assignments of Leases
Exhibit IX.7(a) --      Offset Procedures

Schedule I.1(a) --      Accounts Receivable
Schedule I.1(c) --      Acquired Contracts
Schedule IV.2(b) --     Authorization, Approval, Consents, Notices
Schedule IV.2(d) --     Contracts and Commitments
Schedule IV.2(g) --     Events Subsequent to Balance Sheet Date
Schedule IV.2(i) --     Liens
Schedule IV.2(k) --     Litigation
Schedule IV.2(l) --     Taxes
Schedule IV.2(m) --     Licenses, Permits, Approvals and Authorizations
Schedule IV.2(n) --     Labor Matters
Schedule IV.2(r) --     Personnel
Schedule IV.2(s) --     Insurance
Schedule IV.2(u) --     Interests in Real Property
Schedule IV.2(v) --     Property Taxes
Schedule V.2 --         Seller Retained Books and Records
Schedule VI.1 --        Employees
Schedule IX.9 --        Allocation of Estimated Purchase Price

                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 20, 1997, is entered into by and between Hayes Medical, Inc., a California corporation (the "Buyer"), and U. S. Medical Products, Inc., a Texas corporation (the "Seller").


                                       RECITALS

    A. Seller is in the business of designing, manufacturing, and selling orthopaedic hip and knee implants (the "Products") through U. S. Medical Products, Inc., 12201 Technology Boulevard, Suite 100, Austin, Texas 78727 (the "Company"); and

    B. Seller desires to sell and Buyer desires to purchase certain of the tangible and intangible assets and assume specified and limited liabilities of the Company. "Business" shall be defined as the Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined).

                                      AGREEMENT

    In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                                  PURCHASE OF ASSETS


    I.1 ASSET ACQUISITION. Upon the terms and subject to the conditions set forth in this Agreement effective as of the Closing Date (as hereinafter defined), Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all right, title and interest of Seller in and to the following assets (tangible and intangible) used in or pertaining to the Company, and no other assets (collectively, the "Assets"):

         (a) all trade and other notes and accounts receivable of Seller, as selected by Buyer, arising out of the operations related to the Company specifically identified on SCHEDULE 1.1(a) (the "Accounts Receivable");

         (b) all current and usable inventories of Products on hand or under consignment for use by Seller's customers (the "Inventory");

         (c) all rights and benefits of Seller under contracts and agreements with any third parties made by Seller, as selected by Buyer, including leases of real or personal property and agreements to provide services specifically identified on SCHEDULE 1.1(c) and any purchase options provided therein to acquire the property so leased (the "Acquired Contracts");


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

         (d) all lease and rent deposits, prepaid expenses, and prepaid taxes related to Seller's operation of the Company;

         (e) all permits, consents and certificates of any regulatory, administrative or other governmental agency or body that are used in, or are required or necessary for, the ownership, operation or maintenance of the Company (the "Permits"), but only to the extent such Permits are permitted to be assigned or transferred under the law, including all regulatory compliance systems and approvals;

         (f) all other tangible assets of Seller, excluding leasehold improvements, directly related to the operation or maintenance of the Company, including by way of example, furniture, business fixtures, office supplies and expendables; and

         (g) all intangible assets used in Seller's operation or maintenance of the Company, including, goodwill, the books and records of Seller in operating the Business, Seller's trade names used in the operation of the Company business and any confidential or proprietary information of Seller developed or used in connection with its operation of the Company.


         I.2 RETAINED RIGHTS IN SELLER ASSETS. Notwithstanding anything herein to the contrary, Seller retains all of its right, title and interest in and to any assets of Seller, except as expressly provided in Section I.1 hereof (the "Retained Assets").


                                      ARTICLE II
                              ASSUMPTION OF LIABILITIES


    II.1 LIABILITIES ASSUMED. Except as otherwise expressly provided in this Article II, effective as of the Closing Date, Buyer hereby agrees to assume, and shall thereafter be responsible for paying and satisfying, to the extent not discharged prior to the Closing Date, certain debts, liabilities and obligations of Seller arising in the ordinary course of the operation of the Business, more particularly described as follows (collectively, the "Assumed Liabilities"):

         (a) Seller's liabilities arising on or after the Closing Date with respect to the Acquired Contracts including permitted returns and allowances in the ordinary course of business, which amounts due as of the Closing Date are set forth in the Final Closing Statement;

         (b) All open purchase orders related to Products or related instruments; or other open purchase orders related to the ongoing Business, not to exceed $10,000.00 in the aggregate, unless otherwise approved by Buyer;

         (c) All liabilities set forth on the Final Closing Statement (as hereinafter
                                          2
    defined), but in no event is Buyer liable for any amounts coming due prior to or after the Closing Date beyond what is specifically set forth in the Final Closing Statement;

         (d) All taxes and assessments (including any liabilities with respect to penalties or interest thereon) imposed by any governmental authority accruing after the Closing Date to the extent related to the ownership or use of Assets or the conduct by Buyer of the Business after the Closing Date; and

         (e) Liabilities with respect to any alleged or actual injury to person or damage to property allegedly or actually resulting from Products if the Product which gives rise to a claim of alleged or actual injury or damage is manufactured and sold on or after the Closing Date.

    II.2 RETAINED LIABILITIES. Seller shall retain, and Buyer shall not assume or otherwise be responsible for, any liability or obligation of Seller except as expressly provided in Section II.1 hereof (the "Retained Liabilities").

    II.3 CERTAIN TAX MATTERS. Seller shall bear all federal and state taxes accruing or arising from the operations of the Company during any period ending on or prior to the Closing Date, including without limitation all income taxes arising out of the sale and purchase of the Assets hereunder. Buyer shall bear all sales taxes (and in no event to include income-based taxes) arising out of the sale and purchase of the Assets hereunder and shall bear all federal and state taxes accruing or arising from the operations of the Assets during any period commencing after the close of business on the Closing Date.



                                     ARTICLE III
                                    PURCHASE PRICE

    III.1 CONSIDERATION. The consideration due at the Closing (the "Consideration") for the Assets to be sold pursuant to this Agreement shall be as follows:

         (a) CASH PAYMENT TO SELLER. Buyer shall make a $300,000.00 cash payment to Seller at the Closing; and

         (b)  PROMISSORY NOTE TO SELLER.  Buyer shall issue a secured promissory note (the "Note") in favor of Seller, which Note shall be in the principal amount of 56.25% of the agreed upon historical cost of the Assets (determined according to GAAP) less the Assumed Liabilities at the Closing, less the $300,000.00 cash payment and less any reduction pursuant to Buyer's right of offset set forth in the last sentence of Section III.2. The Note will be due in eighteen equal monthly installments including accrued interest with the first such monthly installment being due the first day of the first month beginning after the Closing Date and subsequent installments being due the first day of each month thereafter. The Note will bear interest at ten percent (10%) per
annum and will be secured by the inventory of Buyer.   The Note may be prepaid
at any time, in full or in part, without premium or penalty, provided that the Note shall be repaid immediately upon (i) any sale of all or substantially all of Buyer's assets, (ii) any sale of substantially all of the shares of Common Stock (or securities exchangeable or exercisable therefor or convertible thereto) of Buyer, (iii) any merger or consolidation involving Buyer as a result of which, following any such event, Buyer's and its respective affiliates and heirs own, in the aggregate, less than a majority of all outstanding shares of Common Stock of Buyer or such successor, (or securities exchangeable or exercisable therefor or convertible thereto) as applicable, or (iv) any transaction or series of transactions that results in the sale or transfer of equity securities (or securities exchangeable or exercisable therefor or convertible thereto) of Buyer and results in proceeds to Buyer or its subsidiary of consideration in excess of five million dollars ($5,000,000.00).


    III.2     CLOSING STATEMENT.  On the date hereof,   Seller shall deliver
to Buyer (i) a closing balance sheet for the Company, prepared in accordance with generally accepted accounting principles ("GAAP") and (ii) a detailed schedule of all Assets and Assumed Liabilities (the "Draft Closing Statement"). Three days prior to the Closing Date, Seller shall deliver to Buyer (i) a closing balance sheet for the Company, prepared in accordance with generally accepted accounting principles ("GAAP") and (ii) a detailed schedule of all Assets and Assumed Liabilities (the "Updated Draft Closing Statement"). Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer a Final Closing Statement. Upon receipt of the Final Closing Statement, Buyer and Buyer's independent accountants shall be permitted during the ten (10) business day period to examine, at Buyer's expense, the books and records of Seller associated with the Company and any work papers prepared by Seller or Seller's accountants in the preparation of the Final Closing Statement. As promptly as possible and in no event later than the last day of such ten (10) business day period, Buyer shall either inform Seller in writing that the Final Closing Statement is acceptable or object to the Final Closing Statement by delivering to Seller a written statement setting forth a specific description of Buyer's objections to the Final Closing Statement (the "Statement of Objections"). If the Objection is based on an amount less than $5,000, then the Final Closing Statement shall be deemed accepted without adjustment. In the event that a Statement of Objections is made, Buyer may, at its option, elect not to proceed with the Closing; provided, that Seller may follow the procedure set forth in the next subsequent paragraph to determine whether such Statement of Objections was appropriate.

    In the event Buyer objects to the Final Closing Statement as provided above, Seller and Buyer shall attempt to resolve any such objections within ten
(10) business days of Seller's receipt of Buyer's Statement of Objections. If Seller and Buyer are unable to resolve the matter within such ten
(10) business-day period, they shall jointly select and engage a firm of U.S. independent certified public accountants to determine whether the bases of the objections set forth in the Statement of Objections were appropriate and to make any adjustments to the Final Closing Statement necessitated thereby. The fees of such third firm shall be divided equally between Seller and Buyer. Seller and Buyer and their respective accountants shall each make readily available to such firm all relevant books and records and work papers prepared by them relating to the Final Closing Statement requested by such firm to resolve the disputes. Such firm's resolution of the dispute and its adjustments to the Final Closing Statement shall be conclusive and binding upon the parties and shall be delivered within thirty (30) business days after it is selected. If the resolution of the dispute results in a decrease of the Assets or an increase in the Assumed Liabilities as set forth in the Final Closing Statement, then Buyer may, at its option, offset all such amounts against the amount payable to Seller (i) under the Note payable under this Agreement, and (ii) under the Note payable under the License Agreement.

                                      ARTICLE 1V
                            REPRESENTATIONS AND WARRANTIES

    IV.1 REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to Seller that:

              (a) ORGANIZATION OF BUYER. Buyer is a corporation duly organized and validly existing under the laws of the State of California.

              (b) AUTHORITY. Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles.

              (c) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any provision of the charter or bylaws of Buyer or of any agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which Buyer is a party or by which it is bound.

              (d) BROKERS, FINDERS. There is no broker, finder or other person who has been retained by Buyer or authorized to act on its behalf and who is entitled to a commission, fee or like payment in connection with the transactions contemplated by this Agreement.

    IV.2 REPRESENTATIONS OF SELLER. For purposes of this Section IV.2, "material" shall mean any amount greater than or equal to $5,000.00, or having a duration of more than six months, or otherwise material to the Business. Seller hereby represents and warrants to Buyer that:

              (a) ORGANIZATION OF SELLER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to carry on the business conducted by it. Seller is qualified to do business and is in good standing in all of the states required by reason of its lease or ownership of property or any of its operations or activities, except for any states wherein the failure to be so qualified and in good standing will not have a material adverse effect on Seller's business, operations or financial condition. Seller has full power and authority to carry on its business as conducted at the present time.

              (b) AUTHORITY. Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles. Except as set forth in SCHEDULE IV.2(b), there are no authorizations, consents, approvals or notices required to be obtained or given or waiting periods required to expire in order that this Agreement and the transactions provided for herein may be consummated by Seller.

         (c) NO CONFLICT OR DEFAULT. To Seller's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach by Seller of any provision of the charter or governing regulations of Seller or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which Seller is a party or by which it or any of the Assets are bound, or constitute a default by Seller (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any material lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the Assets, or give to others any rights of termination, acceleration or cancellation in or with respect to the Assets, or any agreement, understanding or arrangement which it is a party or by which it is bound, except violations, breaches, defaults or creation of liens or encumbrances that will not at any time before or after the Closing result in a material change in the Assets or Assumed Liabilities.

         (d) CONTRACTS AND COMMITMENTS. SCHEDULE IV.2(d) sets forth all material contracts, commitments, leases, permits, and other instruments binding upon Seller (collectively, "Contracts"). Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all items listed in
SCHEDULE IV.2(d), and any amendments thereof.  Except as disclosed in
SCHEDULE IV.2(d), all such contracts, commitments, permits, instruments and leases, including, without limitation, the lease for the property located at 12201 Technology Boulevard, Suite 100, Austin, Texas (the "Facility Lease"), are in full force and effect and are valid, binding and enforceable in all material respects in accordance with their respective provisions subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and neither Seller nor any other party is in default nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder, except defaults that will not at any time before or after the Closing result in a material loss or liability to or against Seller or Buyer; and no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made.

         (e) RECEIVABLES. The Accounts Receivable arose from valid sales of Products in the ordinary course of the business, have been collected or, to the best knowledge of Seller, are collectible in the book amounts thereof.

         (f) FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements (collectively, the "Financial Statements"), attached hereto as
Exhibit IV.2(f): (i) audited balance sheet and statement of operations and cash flows for Seller as of and for the twelve-month period ended December 31, 1996 (the "Balance Sheet Date"); and (ii) unaudited balance sheet and statement of operations of Seller for each month from the Balance Sheet Date through the Closing Date. The Financial Statements fairly present the financial position of Seller as of the date of each balance sheet included therein and results of operations of Seller for the periods covered thereby and are consistent with the books and records of Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as set forth thereon.

         (g)  EVENTS SUBSEQUENT TO BALANCE SHEET DATE.  Except as set forth on
Schedule IV.2(g), since the Balance Sheet Date, there has not been (i) any material adverse change in the assets, liabilities, business, properties, financial condition, or results of operations of Seller or, to the best knowledge of Seller, future prospects for the Business; (ii) any transaction entered into by Seller other than in the ordinary course of business; (iii) any actual or threatened labor dispute (including any union representation proceeding or organizational activities) which has materially adversely affected the Business; (iv) any increase or decrease in the rates of direct compensation payable or to become payable by Seller to any employee, agent or consultant, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to by Seller (other than such events occurring pursuant to any previously existing collective bargaining agreement); or (v) any modification of an existing contract having a materially adverse effect on the Business.

         (h) ASSETS OF SELLER. The Assets are sufficient to operate the Business as presently conducted and are in good operating condition in all material respects, normal wear and tear excepted, and are of sufficient quantity as may be required under currently existing and required licensure and certification requirements necessary and appropriate for the operation and maintenance of the Business. The Inventory is merchantable and ready for sale in the ordinary course of business.

         (i) TITLE TO THE PROPERTY. Except as disclosed in SCHEDULE IV.2(i) and except for (i) the lien of any current assessments or taxes not yet delinquent and mechanics and similar liens arising in the ordinary course of business not exceeding $5,000 in the aggregate, and (ii) with respect to Assets that are contracts or rights thereunder, the express contractual rights of the other parties thereto (collectively, the "Permitted Liens"), Seller has, or will have, and upon Closing, Seller will convey or cause to be conveyed to Buyer, good, marketable title to the Assets, free and clear of all claims, leases, mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations.

         (j)  INTELLECTUAL PROPERTY.  Omitted intentionally.

         (k) LITIGATION. Except as set forth on Schedule IV.2(k), there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best knowledge of Seller, threatened against or relating to Seller, the Business, including products liability claims, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental authority or any state of facts existing which could give rise to such claim.

         (l) TAXES. Except as set forth in Schedule IV.2(l), Seller has no tax, deficiency or claim outstanding or assessed against it, or, to the best of Seller's knowledge, proposed against it, and, to the best of Seller's knowledge, there is no basis for any such deficiency or claim. All tax returns and reports by Seller required to be filed by Seller have been duly and timely filed and all taxes which were required to be paid have been paid.

         (m) COMPLIANCE WITH LAW. Seller, to its knowledge, is in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions, except wherein the failure to be in compliance will not have a material adverse effect on Seller's business, operations or financial condition. Except for any such licenses, permits, authorizations or approvals which are not individually or in the aggregate material to the Assets or conduct of Seller's operations, Seller has been granted any and all licenses, permits (temporary and otherwise), authorizations and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on Seller's operations or the currently existing operations of the Assets as currently conducted, all of which are valid and in full force and effect. Each such license, permit, authorization and approval has been set forth in
SCHEDULE IV.2(m) hereto. As of the date of this Agreement, there has been no order issued, investigation or proceeding pending, or, to the best knowledge of Seller, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to Seller's operations.

         (n) LABOR RELATIONS. Except as set forth on SCHEDULE IV.2(n), (i) Seller is not a party to any collective bargaining or union contract; (ii) there are no material disputes, grievances, charges, complaints, proceedings or labor controversies pending or, to the best of Seller's knowledge, threatened as of the date of this Agreement between Seller and any of the employees of Seller or any labor union or other collective bargaining unit representing any of the employees of Seller and Seller is not aware of any basis for such controversies; and (iii) Seller is not a party to or bound by any employment contracts with any of its employees. Seller is not a party to any collective bargaining agreement and has suffered no strikes, lockouts or general work stoppages which have caused a cessation of operations.

    (o) ENVIRONMENTAL MATTERS., Seller does not in the course of its operation engage in the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of hazardous wastes or substances. Seller, to its knowledge, has not taken any action or failed to take any action legally required to have been taken by Seller with respect to the Business that might result in (i) actual or threatened violation of or noncompliance with any environmental law or regulation; or (ii) actual or threatened personal injury or property damage or contamination of any kind. Seller has delivered to Buyer true and complete copies of all reports, studies or tests in the possession of or initiated by Seller that pertain to Hazardous Substances or other environmental concerns regarding the Business. To Seller's knowledge, there is no contamination of the former or current real property owned or leased by Seller for its Business. For purposes of this Agreement, Hazardous Substance shall mean asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or other substance which is dangerous, toxic or hazardous or, which is a pollutant, contaminant, chemical material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any environmental laws or regulations.
Seller neither knows nor has reason to know of any liabilities of Seller, whether vested or unvested, contingent or fixed, which arise under or relate to federal, state and local laws, rules and regulations governing the foregoing activities or that relate to actions of Seller occurring on or prior to the Closing Date respecting such activities.

         (p) UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of Seller of any kind whatsoever that are material to the business of Seller that are of a nature customarily reflected in financial statements prepared in accordance with generally accepted accounting principles (and, to the knowledge of Seller, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) except for (i) liabilities disclosed or provided for on the Final Closing Statement and (ii) liabilities which have arisen after the date of the Final Closing Statement in the ordinary course of business and which would not reasonably be expected to have a material adverse effect on the business, assets or results of operations of Seller or the Company.

         (q) BROKERS, FINDERS. There is no broker, finder or other person who has been retained by Seller or authorized to act on its behalf and who is entitled to a commission, fee or like payment in connection with the transactions contemplated by this Agreement.

         (r) PERSONNEL. SCHEDULE IV.2(r) constitutes a complete and correct list of (i) all employment, bonus, profit-sharing, percentage compensation, incentive plans, pension or retirement plans, contracts or agreements with officers, employees or unions, or consulting agreements, to which Seller is a party or is subject as of the date of this Agreement; (ii) the names, job descriptions, titles, locations and current salary (or wage) rates of all employees, consultants or agents of Seller; and (iii) the wage rates for the non-executive employees of Seller by classification. SCHEDULE IV.2(r) also sets forth a listing of all bonuses paid to employees of Seller since December 31, 1994.

         (s) INSURANCE. SCHEDULE IV.2(s) constitutes a list of all insurance policies and all surety and other bonds in force with respect to Seller showing for each such policy or bond: (i) the owner, (ii) the coverage of such policy or bond, (iii) the premium, (iv) the name of the insurer, and (v) the termination date of the policy or bond. All of such policies, sureties and bonds are valid and in full force and effect at the present time, and no claim has been made, or notice given, and there exists no ground, to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby.

         (t) ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information delivered to Buyer by Seller or any representative of Seller are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date, subject to changes made in the ordinary course of business. There is no fact which, to the knowledge of Seller, materially and adversely affects the Business, or Seller which has not been expressly and fully set forth in this Agreement or the Schedules hereto.

         (u) INTERESTS IN REAL PROPERTY. SCHEDULE IV.2(u) constitutes a true and complete list and description of all real property owned by or leased to Seller. Except as set forth on SCHEDULE IV.2(u): (i) none of the real property owned by or leased to Seller is encroached upon by or encroaches upon the property of others; (ii) there is no defect in or condition of any of the real property owned by or leased to Seller which does or will impair the use of such real property for the purposes presently being used; (iii) there is not, to the knowledge of Seller, any pending or contemplated condemnation of any real or personal property of Seller or any intended public improvement which will result in any charge being levied or assessed against, or in the creation of any lien or assessment upon, any real or personal property of Seller; (iv) there are not, to the knowledge of Seller, any facts or conditions which will result in the termination of any present access from any real property of Seller to any utility services or from any real property of Seller to existing highways, roads and alleys; (v) such leased property is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would either singly or in the aggregate, interfere in any material way with the present or any intended use of any of such leased property.

         (v) PROPERTY TAXES. SCHEDULE IV.2(v) constitutes a complete list of all real property and personal property tax bills of Seller for the current and two prior property tax years, indicating whether or not Seller is aware of any proposal by any such taxing authority to change the assessed values or assessment rate reflected in such bills. Seller has timely and properly filed all federal, state, local and foreign tax returns and reports and forms which it is or has been required to file, either on its own behalf or on behalf of its employees or other persons or entities, including but not limited to income, profits, franchise, sales, use, occupation, property, excise, ad valorem and payroll (including employee taxes withheld), all such returns and reports and forms being true and correct and complete in all respects, and has paid all taxes owing by it, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by Seller. To its knowledge, Seller has no liability for any taxes in excess of the amounts stated in the Final Closing Statement.

         (w) PRODUCT WARRANTIES. No product warranty claims have been made against Seller relating to the Products. Each Product manufactured by a vendor and sold or delivered by Seller, its distributors or sales representatives has been sold or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) for replacement or repair thereof.

         (x) RELATIONS WITH CUSTOMERS, SUPPLIERS AND VENDORS. No supplier or vendor has canceled any contract or order for provision of, and, to the knowledge of Seller, there has been no threat by any such supplier or vendor not to provide Products, supplies or services to Seller either prior to or following the Closing Date. Seller has not, to the knowledge of Seller, received any information from any customer of Seller during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with Seller either prior to or following the Closing Date.

         (y) CHANGE OF NAME OF SELLER. Seller shall, on the Closing Date or as soon thereafter as reasonably possible, file all necessary documents and take such other actions, if any, as are necessary or required to change its name.

         (z)  NON-COMPETE.  For a period of time extending from the Closing
Date until the second anniversary following the Closing Date, Seller will not, and Seller will cause each of its employees, officers, directors (for so long as they serve in such capacities) and persons having a controlling interest in Seller not to, directly or indirectly compete with Buyer or its subsidiaries in the development, manufacturing, distribution, marketing or sale of any orthopaedic hip or knee implants or related instruments or devices. Seller and Buyer acknowledge that it would be difficult to measure the damages resulting from the breach of the foregoing and that therefore the nonbreaching party shall be entitled in case of any such breach, in addition to any legal remedies available to it, to obtain equitable relief to enjoin any such breach or threatened breach. The parties hereto desire that the foregoing provisions shall be enforced to the fullest extent permissible under applicable law. If any restriction contained in this Section IV.2(z) shall be deemed invalid or unenforceable, such restriction shall be deemed automatically revised to permit the restriction to remain in full force to the maximum extent permitted under applicable laws. Seller represents that its parent company and Fred Mindermann, Seller's CEO, as shareholders of Seller, have received sufficient consideration through this Asset Purchase Agreement to enforce this non-compete provision.

         (aa) SEC FILINGS.   Seller has filed all forms, reports and documents
required to be filed with the SEC, and has made available to Buyer such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Seller may file subsequent to the date hereof) are referred to herein as "SEC Reports". As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (bb)      SCHEDULES.     Seller has had full and adequate opportunity
to prepare, review, and complete the schedules attached hereto and represents and warrants that these Schedules are true, complete and correct in all material respects as of the date hereof and as of the Closing Date.


                                      ARTICLE V
                                      COVENANTS

    V.1  FURTHER ASSURANCES

         (a) At or after the Closing, Seller and Buyer shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer and shall take or cause to be taken such other or further action as either party shall reasonably request at any time or from time to time in order to consummate the terms and provisions of this Agreement.

         (b) After the Closing, Seller and Buyer shall reasonably cooperate to maintain in full force and effect all sales and supply contracts and agreements between Seller and all third parties related to the operation of the Business under which Seller or any entity affiliated with Seller has obligations which continue after the Closing Date. Seller agrees to transfer promptly to Buyer all orders for and correspondence and inquiries related the Business which it receives on or after the Closing Date to Buyer.


    V.2 ACCESS TO BOOKS AND RECORDS. After the Closing, both parties shall provide each other with reasonable access to books and records pertinent to the Business during regular business hours for five years following the Closing Date. Except as set forth on SCHEDULE V.2, Seller agrees that, from and after the Closing, Buyer shall have possession of all documents, books, records, agreements and financial data of any sort relating to the Business, but shall provide Seller with reasonable access to such books, records, agreements and financial data. Seller shall retain books and records of Seller set forth on
SCHEDULE 5.2, but shall provide Buyer with reasonable access to such other books and records. Seller will cooperate with Buyer in delivering the Final Closing Statement pursuant to Section III.2(a).

    V.3 PRESERVATION OF RECORDS. After the Closing, both parties agree to preserve such books, records and filings relating to the Assets and Assumed Liabilities as may be required by applicable law.

    V.4 INFORMATION REGARDING INTELLECTUAL PROPERTY. After the Closing, both parties agree to provide each other such documentation as is reasonably requested relating to the Intellectual Property.

    V.5 ANNOUNCEMENTS. All press releases or other public communications relating to this transaction will require the prior approval of both parties (which approval shall not be unreasonably withheld), unless otherwise required by law; provided, however, either party may issue such press release or public communication to the extent such party reasonably determines that such action is legally required.

    V.6 ACCESS TO PROPERTIES AND RECORDS. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer's authorized representatives full access as may be reasonably requested during reasonable business hours, in such a manner as not unduly to disrupt the normal business activities of the Company, to any and all of the premises and properties of the Company and to the contracts, internal reports, data processing files and records, state and local tax returns and records, commitments, books, records and affairs of the Company. Seller shall furnish to Buyer any and all financial, technical and operating data and other information pertaining to the Business as Buyer shall from time to time reasonably request, including, without limitation, financial statements and schedules. Such access shall also include, but shall not be limited to, the placing of one or more employees or representatives of Buyer at the Company's facilities for the purpose of enabling such employees to become familiar with the operations of the Business. Buyer shall not improperly use or disclose any confidential information pertaining to the Business prior to the Closing.

    V.7 GENERAL CONDUCT OF THE BUSINESS PRIOR TO CLOSING DATE. Pending the Closing Date, and except as otherwise consented to or approved by an officer of Buyer in writing (such requests to be directed to Daniel E. E. Hayes, Jr. or Robert L. Addington) or as required or permitted by this Agreement, Seller covenants as follows:

         (a) Seller shall conduct the Company in the ordinary course and in a normal business-like fashion and Seller shall use Seller's best efforts to preserve and maintain the goodwill of the Business, including relationships with providers, suppliers and customers.

         (b) Seller shall not take any action, or suffer any action to be taken against Seller, which would cause any material change in any of the items and matters concerning Seller covered by the representations and warranties of Seller set forth above in Article IV of this Agreement, including, without limitation:

              (i) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent) except current liabilities incurred and any obligations under contracts entered into, in the ordinary course of business and provided specifically that Seller shall not enter into any material lease, or extend or modify any material lease (including the Facility Lease) with respect to any real or personal property of Seller;

              (ii) discharging or satisfying any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than as called for by the Agreement or current liabilities in the ordinary course of business;

              (iii) mortgaging, pledging or assuming any lien, charge or any other encumbrance, or the agreement so to do, with respect to any of the Assets;

              (iv) selling, transferring, or agreeing to sell or transfer, any of the Assets, or canceling or agreeing to cancel any debts or claims, except in each case in the ordinary course of business;

              (v) entering into any transaction in which an extraordinary loss would be incurred or waiving any rights of substantial value;

              (vi) entering into any transaction other than in the ordinary course of business;

              (vii) increasing (other than pursuant to any collective bargaining agreement in effect as of the date of this Agreement) the rate of compensation payable or to become payable by Seller to any of the Company's officers, employees or agents over the rate being paid to them on the date of this Agreement except for routine regularly scheduled merit increases;

              (viii) terminating any material contract, agreement, license or other instrument relating to the Business to which Seller is a party, except agreements which are by their terms terminable in the ordinary course of business;

              (ix) negotiating or otherwise making any commitment or incurring any liability or obligation to any labor organization not binding and enforceable against Seller on the date of this Agreement;

              (x) making, or agreeing to make, any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, employee or agent other than pursuant to any program presently in effect;

              (xi) entering into commitments for capital expenditures exceeding the aggregate amount of $5,000.

    V.8 MUTUAL COVENANT. Each of Seller and Buyer shall use its best efforts to obtain all consents, approvals, orders, authorizations, registrations, qualifications, designations or declarations from, and make any filings with, any governmental authority required in connection with the consummation of the transactions contemplated by this Agreement. Seller and Buyer each shall furnish promptly to each other information reasonably requested by the other party for inclusion in any statement or application made by either party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

    V.9 FULFILLMENT OF CONDITIONS TO CLOSING. Each of Seller and Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' respective obligations to consummate the transactions contemplated hereby.

    V.10 OBTAINING CONSENTS TO ASSIGNMENTS. Seller shall use its best efforts to obtain all approvals, consents or waivers as shall be necessary to convey and assign to and vest in Buyer all of its right, title and interest in and to the Assets, including, without limitation, any claim, right, or benefit arising thereunder or resulting therefrom, as soon as practicable after the date hereof. To the extent that Seller's rights under any agreement, contract, commitment, lease (including, without limitation, the Facility Lease), license, permit, authorization or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person, and such consent has not been obtained by the Closing Date, neither this Agreement nor any document executed by the parties hereto in connection with this Agreement shall constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or would be unlawful.


    V.11 INSURANCE From the Closing Date until the fifth anniversary of the Closing Date, Seller shall continue to maintain product liability insurance with a limit of not less than One Million dollars ($1,000,000.00) per occurrence to cover claims relating to Products manufactured and sold by Seller to any third party, including distributors, prior to the Closing Date. Seller shall provide Buyer with a current Certificate of Insurance each year during the five year period, which provides evidence of such product liability insurance, including broad form vendors coverage and naming Buyer and its subsidiary, National Medical Specialty, Inc., as additional insureds. Seller shall promptly provide proof of such insurance coverage to Buyer within 2 days of Buyer's request.


                                      ARTICLE VI
                              EMPLOYEE AND OTHER MATTERS

    VI.1      BUYER TO OFFER EMPLOYMENT.

              (a)  Buyer shall offer employment to the employees listed on
SCHEDULE VI.1, as Buyer, in its sole discretion, elects to employ, effective as of the close of business on the Closing Date, with a level of compensation and benefits and on other terms and conditions of employment substantially similar to each such employee's existing arrangements with the Company, unless otherwise agreed to by such employees.


              (b) Effective at the close of business on the Closing Date, all employees of the Company who accept Buyer's offer of employment (collectively, the "Transferring Employees") shall cease to be covered by Seller's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "Welfare Plans"). Seller shall retain responsibility for all Welfare Plans claims incurred by all employees of Seller (and their dependents) on or prior to the Closing Date. Buyer shall assume responsibility for all claims under Buyer's employee welfare benefit plans incurred by Transferring Employees after the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date treatment is rendered except as to claims resulting from Company confinement commencing on or prior to the Closing Date or from illness, injury or a condition which requires medical or dental treatment being treated on or prior to the Closing Date.

              (c) Other than as set forth herein, Buyer shall have no obligation to any employees of Seller.

    VI.2 PAYROLL. Seller shall pay all employees of the Company all wages to which they are entitled through the Closing Date.

    VI.3 ACCRUED VACATION. As of the Closing Date, Buyer shall assume all liability for and thereafter have sole responsibility for all vacation time accruing for the Transferring Employees. Seller shall remain liable for accrued vacation of its employees, including Transferring Employees for all periods through to and preceding the Closing Date.

                                     ARTICLE VII
                                       CLOSING


    VII.1 TIME OF CLOSING. The closing (the "Closing") of the purchase and sale of the Business shall take place at the offices of U. S. Medical Products, Inc., 12201 Technology Boulevard, Suite 100, Austin, Texas 78727 on such date and time as to which Buyer and Seller shall mutually agree that all Conditions as set forth in Section VIII have been met (such date being referred to herein as the "Closing Date"), and the transactions effected by this Agreement shall be effective at the close of business on the Closing Date.

    VII.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer the following, all duly and properly executed (where necessary):

              (a) A good and sufficient Bill of Sale, which shall be in form and substance satisfactory to Buyer and Seller, selling, delivering, transferring and assigning to Buyer all of Seller's right, title and interest in and to the Business (other than the contracts and agreements that are not Acquired Contracts), free and clear of all liens other than Permitted Liens;

              (b) Good and sufficient assignments of all Acquired Contracts, which shall be in form and substance satisfactory to Buyer and shall include the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Buyer;

              (c) A certificate of the President or Chief Executive Officer of Seller in accordance with Section VIII.1(h);

              (d) The Note and the Security Agreement, each duly and validly executed;

              (e) Such other separate instruments of sale, assignment or transfer that Seller and Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyer title to all or any part of the Business.

    VII.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the following, all duly and properly executed (where necessary):

              (a)  Cash in the amount of $300,000.00;

              (b)  The Note;

              (c) A certificate of the President or Chief Executive Officer of Buyer in accordance with Section VIII.2(e); and

              (d) Such other separate instruments of assumption that Seller and Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence the assumption by Buyer of the Assumed Liabilities or the effectuation of the transactions contemplated hereby.


                                     ARTICLE VIII
                         CONDITIONS PRECEDENT TO OBLIGATIONS

    VIII.1 OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Buyer):

              (a) CONSENTS. Seller shall have obtained and delivered to Buyer all consents which are necessary in order to consummate the transactions contemplated herein, including the consent of the other parties to the Acquired Contracts as to the assignment of such contracts;

              (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects at or prior to the Closing Date, including the delivery of the instruments and documents in accordance with Section VII.2;

              (c) NO ADVERSE PROCEEDING. There shall be no material pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of any of the transactions contemplated hereby is illegal;

              (d) NO MATERIAL ADVERSE CHANGE. (i)There shall have been no material adverse change in the properties, business or financial condition, the Assets, or Products of Seller since the Draft Closing Statement provided on the date hereof, or to the best knowledge of Seller, the prospects for the Business or the Company, however, changes in the value of the Assets arising in the ordinary course of business or due to the sale of Inventory to Buyer prior to the Closing shall not be deemed a material adverse change; and(ii) in the Updated Draft Closing Statement, the

Assets shall exceed the Assumed Liabilities by at least $300,000.00;

         (e) REPRESENTATIONS AND WARRANTIES. All representations and warranties (including any Schedules contained therein) contained in Section IV.2 of this Agreement shall be true and correct as of the Closing Date;

         (f) FAIRNESS OPINION. Seller's Board shall have obtained an opinion regarding the fairness of the transaction covered by this Agreement from an investment banking firm acceptable to Seller's Board, which opinion provides reasonable support for the approval required by Seller's Board under Section VIII.1(g);

         (g) APPROVAL OF THE SHAREHOLDERS AND BOARD OF SELLER. Seller shall have obtained the approval of the Board of Directors of Seller (Seller's Board) and approval of the Shareholders of Seller for the execution and delivery of this Agreement and the transactions contemplated hereby;

         (h) Seller shall have delivered to Buyer a certificate executed by its President or Chief Executive Officer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b), (c), (d), (e), (f) and (g) of this Section VIII.1 have been satisfied;

         (i) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Buyer under this Agreement shall be satisfactory to Buyer and Buyer's counsel in all reasonable respects;

         (j) BULK SALES LAWS. The parties shall have complied with all applicable bulk sales and similar laws with respect to the transfer of the Business;

         (k) MATERIAL CLOSING DOCUMENTS. Buyer shall have received each of the Bill of Sale, Assumption of Liabilities, the Assignment of Lease and all other documents deemed necessary by Buyer in connection with Closing duly executed by authorized signatories of each party thereto;

         (l) FACILITY SURVEY. Buyer shall have provided Seller with a survey of the real property subject to the Facility Lease together with the improvements thereon, such survey to be reasonably satisfactory to Buyer and to be conducted at Buyer's cost;

         (m) MERIDIAN CAPITAL. Seller shall have provided Buyer with a release of all claims asserted against Seller and its parent, by Meridian Capital, in a letter from Meridian Capital's counsel dated February 27, 1997;

         (n) PERFORMANCE OF DISTRIBUTOR AGREEMENT AND LICENSE AGREEMENT. All covenants, conditions and other obligations under the Worldwide Exclusive Distributor Agreement and the License Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects at or prior to the Closing Date, including the delivery of all assignments of the Intellectual Property under the License Agreement;

              (o) FAILURE OF CONDITIONS. In the event that any condition set forth in this Section VIII.1 is not fulfilled within the time required, Buyer shall either waive fulfillment of such condition or give Seller notice that such condition has not been fulfilled, setting forth the reason that such condition has not been fulfilled. In the event that any such failure to fulfill a condition is curable, Seller shall have a reasonable period (but in no event to exceed 20 days) to attempt to fulfill such condition. In the event such failure is not curable or that Seller fails to secure fulfillment of such condition within such period, Buyer shall within a reasonable period not to exceed 15 days, in the exercise of Buyer's absolute discretion, either elect to waive fulfillment of such condition or to terminate this Agreement.

    VIII.1 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before the Closing of the following conditions (unless waived in writing by Seller):

              (a) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects at or prior to the Closing Date including the delivery of all payments pursuant to Section VII.3(a) and the instruments and documents in accordance with Section VII.3;

              (b) NO ADVERSE PROCEEDING. There shall be no material pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of any of the transactions contemplated hereby is illegal;

              (c) REGULATORY APPROVALS. Buyer shall have obtained all other governmental or regulatory permits, consents, certificates that are material and necessary for the operation of the Business;

              (d) APPROVAL OF THE BOARD OF BUYER. Buyer shall have obtained the approval of the Board of Directors of Buyer (Buyer's Board) for the execution and delivery of this Agreement and the transactions contemplated hereby;

              (e) CERTIFICATE. Buyer shall have delivered to Seller at the Closing a certificate, dated the date of the Closing, executed by the Senior Vice President or Chief Executive Officer of Buyer, to the effect that the conditions set forth in subsection (a), (b), (c) and (d) of this Section VIII.2 have been satisfied; and

              (f) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and Seller's counsel in all reasonable respects.

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

              (g) FAILURE OF CONDITIONS. In the event that any condition set forth in this Section VIII.2 is not fulfilled within the time required, Seller shall either waive fulfillment of such condition or give Buyer notice that such condition has not been fulfilled, setting forth the reasons that such condition has not been fulfilled. In the event that any such failure to fulfill a condition is curable, Buyer shall have a reasonable period (but not to exceed 20 days) to attempt to fulfill such condition. In the event such failure is not curable within such period, Seller shall, within a reasonable period not to exceed 15 days, in the exercise of Seller's absolute discretion, elect to waive fulfillment of such condition or to terminate this Agreement.


                                      ARTICLE IX
                                    MISCELLANEOUS


    IX.1 EXPENSES. Each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

    IX.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants contained in this Agreement shall survive the Closing of the transactions contemplated hereby.

    IX.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by facsimile transmission with telephone confirmation of receipt, or, if such means should be available, by hand or sent by first-class mail, postage prepaid, or by overnight courier, as follows:

    If to Buyer:        HAYES MEDICAL, INC.
                        819 Striker Avenue, Suite 10
                        Sacramento, CA  95834
                        Attn:     Daniel E. E. Hayes, Jr.
                                  CEO


    If to Seller:       U. S. MEDICAL PRODUCTS, INC.
                        12201 Technology Blvd., Suite 100
                        Austin, Texas  78727
                        Attn:     Fred Mindermann
                                  CEO



or, in each case, at such address and to the attention of such person as either party shall have furnished to the other by notice.

    IX.4 KNOWLEDGE. The phrase "to the knowledge" of an entity shall refer to the actual knowledge of the chief executive officer, chief financial officer and other officers (including all


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

persons with the title Senior Vice President or Vice President) after appropriate inquiry with respect thereto.

    IX.5 REMEDIES. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

    IX.6 MISCELLANEOUS. This Agreement together with all Schedules and Exhibits hereto constitutes the entire understanding between the parties hereto, and supersedes all prior agreements or letters of intent, representations and understandings of the parties hereto. This Agreement may be modified or terminated only by an instrument in writing signed by the party against which enforcement is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, and may not be assigned by any party without the express written consent of the other parties hereto. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are solely for convenience of reference and shall not affect the meaning of any of the provisions hereof.

    IX.7      INDEMNIFICATION.

              (a) SELLER'S INDEMNIFICATION OF BUYER. Seller, and its successor, shall indemnify Buyer and hold Buyer harmless at all times after the Closing against and in respect of any of the following (collectively, "Buyer Losses") and Buyer's right to indemnification from Seller shall include, but is not limited to, Buyer's right to offset the Note payments (pursuant to the terms of the Offset Procedures attached hereto as Exhibit IX.7(a)) for any of the Buyer Losses:


                   (i) OBLIGATIONS NOT ASSUMED. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Seller, or arising from the operations, or employees of Seller either before or after the Closing Date (including, without limitation, the operation of the Company prior to the Closing Date), whether accrued, absolute, contingent or otherwise and whether or not disclosed in this Agreement or the Schedules, to the extent not expressly assumed by Buyer pursuant to the Agreement, it being agreed that the Assumed Liabilities shall be as set forth on the Final Closing Statement, but to the extent such Assumed Liabilities exceed the amount of liabilities set forth on the balance sheet as of the Closing Date delivered to Buyer pursuant to
Section III.2 hereof, Buyer shall have a right of offset as provided in Section III.2 hereof;

                   (ii) BREACH OF AGREEMENTS. Any and all damages resulting to Buyer from any misrepresentation, breach of warranty or covenant made by Buyer, or nonfulfillment, in whole or in part, of any obligation on the part of Seller under this Agreement, the License Agreement or any Schedule or document delivered pursuant hereto;

                   (iii) PRODUCT RECALLS. Any and all damages and costs associated with Product recalls, notifications, or other actions for Products manufactured and sold to third parties, including distributors, prior to the Closing;

                   (iv) TAXES. Any and all taxes of Seller, or applicable to operation of the Business prior to the Closing Date to the extent not provided for on the Final Closing Statement; and

                   (v) ASSOCIATED COSTS. All costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in Section IX.7(a)(i), (ii), or (iii);


         (b) BUYER'S INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller and hold Seller harmless at all times after the Closing against and in respect of any of the following (collectively, "Seller Losses"):

                   (i) OBLIGATIONS ASSUMED. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Seller to the extent expressly included within the Assumed Liabilities;

                   (ii) BREACH OF AGREEMENT. Any and all damages resulting to Seller from any misrepresentation, breach of warranty or covenant made by Seller, or nonfulfillment, in whole or in part, of any obligation on the part of Buyer under this Agreement or any Schedule;

                   (iii) POST-CLOSING OPERATIONS. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Buyer arising from events occurring in the operation of the Business after the Closing Date; and

                   (iv) ASSOCIATED COSTS. All costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in Section IX.7(b)(i), (ii) or (iii);

         (c   NOTICE OF CLAIMS - PARTICIPATION IN THIRD PARTY SUITS.  Any party with a right to indemnification pursuant to this Section IX.7 ("Indemnified Party") shall be reimbursed by the other party ("Indemnifying Party") for any damage subject to such indemnification. Any Indemnified Party making any claim against an Indemnifying Party for indemnification shall make such claim in writing, setting forth in general terms the facts upon which the Indemnified Party bases such claim. In the event of any claim or demand asserted against any Indemnified Party by a third party upon which the Indemnified Party may claim indemnification under this Section IX.7, the Indemnified Party shall give the Indemnifying Party written notice within thirty (30) days after receipt thereof indicating whether the Indemnified Party intends to assume the defense of such claim or demand.
The Indemnifying Party shall have the right, at its own expense, to participate in such defense, by written notice given to the Indemnified Party within fifteen
(15) days from the date of the Indemnified Party's notice of such claim. If the Indemnified Party assumes the defense and the Indemnifying Party does not participate, the Indemnified party shall have the right fully to control and to settle the proceeding. If the Indemnifying Party elects to participate in such defense, and does not dispute liability for indemnification of all damages arising out of such action, the Indemnifying Party may elect to control the proceeding, but shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not so elect to control the proceeding, the Indemnified Party shall control the proceeding but shall not settle the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party elects not to assume the defense, the Indemnifying Party shall have the right to do so and to control the proceeding, but the Indemnified Party shall nonetheless have the right to participate therein, and the Indemnifying Party shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

              (d) OFFSET FOR SELLER'S INDEMNIFICATION OF BUYER. In the event that Seller becomes liable to Buyer under the provisions of this Agreement, Seller shall be entitled to a credit or offset against such liability of an amount equal to the sum of: (A) the value of any asset of Seller which existed (contingently or otherwise) on the Closing Date, excluding intangible assets described herein, but was not reflected as an Asset on the Final Closing Statement of Seller, which was transferred to Buyer under this Agreement, the value of which must be mutually agreed upon by the parties; (B) the amount, if any, by which the Accounts Receivable of Seller which are purchased by Buyer under this Agreement are actually collected in excess of the net amount thereof (after the applicable allowance for doubtful accounts, if any); and (C) the amount, if any, by which the actual amount of any Assumed Liability shown on the Final Closing Statement is less than that amount at which such liability or the reserve therefor is recorded thereon.

    IX.8      TERMINATION.

              (a) MUTUAL AGREEMENT. This Agreement may be terminated and abandoned at any time prior to the Closing Date by the written agreement of Seller and Buyer.

              (b) FAILURE OF CONDITIONS. This Agreement may be terminated on the grounds of failure of fulfillment of conditions as provided in Sections
VIII.1 and VIII.2.

              (c) FAILURE TO TIMELY CLOSE. This Agreement shall terminate if the Closing is


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

not consummated on or before JULY 15, 1997, unless otherwise extended by the mutual written agreement of the parties.

              (d) EFFECT OF TERMINATION. In the event of termination of this Agreement in accordance with this Section IX.8, neither party shall have any obligation to the other whatsoever with respect to this Agreement, the transactions provided for herein, or the expenses either of them incurred in connection with or in contemplation of such transactions.

    IX.9 ALLOCATION OF ESTIMATED PURCHASE PRICE. SCHEDULE IX.9 constitutes the allocation agreed to by Seller and Buyer of the consideration among the various items included in the Assets being transferred by Seller to Buyer. Buyer and Seller shall file all tax returns and reports in a manner consistent with SCHEDULE IX.9.

    IX.10 PRORATIONS. All items of income or expense respecting the Assets and the Business being transferred pursuant to this Agreement which properly apply to periods commencing prior to and ending after the Closing Date shall be prorated as of the close of business on the Closing Date. Such items of income or expense shall include, without limitation, the following, which shall be governed by any special proration principles set forth below:

              (a) Current real and personal property taxes; in the event that such taxes are not determinable on the Closing Date, such taxes shall be tentatively prorated upon the basis of taxes for the preceding tax year and appropriate adjustments shall be made when such taxes are finally determined;

              (b) Premiums on any insurance policies transferred to Buyer pursuant to this Agreement; and

              (c) Buyer and Seller shall cooperate so as to cause utility companies to read all utility meters on the morning of the Closing Date so as to minimize the need for such proration.


              [Signature Page to Asset Purchase Agreement Follows]


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

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first above written.

                             U. S. MEDICAL PRODUCTS, INC.



                             By:
                                -------------------------------------
                                  Frederick J. Mindermann
                                  Chief Executive Officer


                             HAYES MEDICAL, INC.



                             By:
                                -------------------------------------
                                  Daniel E. E. Hayes, Jr.
                                  Chief Executive Officer

                                         USMP
                            PRELIMINARY CLOSING STATEMENT
                              PURCHASE PRICE ALLOCATION


DESCRIPTION                       ASSUMED              HISTORICAL
                                  BALANCES             COST
                                  (per 3/31/97 G/L)

CASH                                      -                  -
ACCOUNTS RECEIVABLE                    14,522             14,522
ALLOWANCE FOR DOUBTFUL ACCTS.             -                  -
METRAX RECEIVABLE                         -                  -
HAYES RECEIVABLE                      198,260            198,260
EMPLOYEE RECEIVABLE                       542                542
INVENTORY                           1,799,306          3,198,766

PREPAIDS                               23,596             23,596
PREPAID INVENTORY                     226,232            226,232
FIXED ASSETS                          759,429            759,429
OTHER ASSETS                           23,492             41,764


AP - TRADE                          1,989,467          1,989,467
AP - EMPLOYEES                            522                522
AP - PRIOR YEAR TAXES                  18,011             18,011
PRODUCT LIABILITY                                            -
METRAX LIABILITY                                             -
PAYROLL RELATED                        90,184             90,184
ACCRUED PROPERTY TAX                   21,900             21,900
NMSI LIABILITY                        228,825            228,825
SAB FEES                                  -                  -
INCENTIVES                              3,000              3,000
ACCRUED SALES TAXES                                          -
OTHER ACCRUED LIAB.                     1,800              1,800

LEASES                                105,934            105,934
BLDG LEASE OBLIGATION ASSUMED                            114,673


                                          26